THE TRAVELERS LIFE AND ANNUITY COMPANY O ONE TOWER SQUARE O HARTFORD, CT 06183
                                 A STOCK COMPANY



          FLEXIBLE PREMIUM VARIABLE SURVIVORSHIP LIFE INSURANCE POLICY


We will pay the Death Benefit to the Beneficiary upon receipt at Our Office of Due Proof of the Second Death while this policy is in force. Refer to the "Death Benefit" provision on Page 5 and to the "Policy Values" section on Page 6 for information on determining the amount payable at Second Death.

Due Proof of the First Death must be provided to Us as soon as reasonably possible.


READ YOUR POLICY CAREFULLY

This is a legal contract between You and Us.


RIGHT TO CANCEL

We want You to be satisfied with the policy that You have purchased. We urge You to examine it closely. If, for any reason, You are not satisfied, You may return the policy to Us or to the agent from whom it was purchased for cancellation within the latest of:

     1.   10 days after the policy was delivered to You; or

     2. 10 days after We have mailed or delivered the Notice of the Right to Cancel to You; or

     3.   45 days after the date the application for this policy was signed.

Within 7 days after We receive Your returned policy, We will refund to You the greater of: (1) any premium paid, less any Loan Account value; or (2) the Cash Value of the policy on the date We receive the returned policy, plus any charges and expenses which may have been deducted, less any Loan Account value. After the policy is returned, it will be considered as if it were never in effect.



                         Signed at Hartford, Connecticut

                            /s/ SIGNATURE ILLEGIBLE
                            -----------------------
                                    President



          FLEXIBLE PREMIUM VARIABLE SURVIVORSHIP LIFE INSURANCE POLICY
                 PREMIUMS PAYABLE UNTIL MATURITY OR SECOND DEATH
                        INSURANCE PAYABLE AT SECOND DEATH
                                NON-PARTICIPATING



THE AMOUNT AND/OR DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS POLICY ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT(S). VALUES ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.



TL-15258

                                TABLE OF CONTENTS




Right to Cancel                                                    Policy Jacket

Policy Summary                                                     Page 3

Definitions                                                        Page 4

Benefits--Basic Policy                                             Page 5

Policy Values                                                      Page 6

Premium and Valuation Provisions                                   Page 7

Continuation of Insurance, Grace Period and Reinstatement          Page 9

Exchange Option                                                    Page 9

Ownership Rights                                                   Page 10

General Provisions                                                 Page 10

Settlement Options


A copy of the application and any riders follows the Settlement Options.



TL-15258

                     The Travelers Life and Annuity Company
                                One Tower Square
                           Hartford, Connecticut 06183







          Flexible Premium Variable Survivorship Life Insurance Policy
                 Premiums Payable Until Maturity or Second Death
                        Insurance Payable at Second Death
                                Non-Participating





TL-15258-B

                                   DEFINITIONS


ACCUMULATION UNIT: a standard of measurement used to determine the values in each Investment Option.

AGE: each Insured's age as of that Insured's last birthday.

AMOUNT INSURED: equals the Stated Amount if Death Benefit Option 1 is selected; equals the Stated Amount plus Cash Value if Death Benefit Option 2 is selected. The Amount Insured will always be at least equal to the Minimum Amount Insured described on the Policy Summary.

BENEFICIARY(IES): the person(s) named to receive the benefits of this policy at the Second Death.

CASH SURRENDER VALUE: the Cash Value less any Loan Account value and applicable surrender charges.

CASH VALUE: the sum of the values held in the Investment Options and the Loan Account.

COVERAGE AMOUNT: the Amount Insured less the Cash Value.

DEATH BENEFIT: the amount payable to the Beneficiary if the Second Death occurs while this policy is in force. See "Death Benefit" provision on Page 5 for details.

DEDUCTION AMOUNT: a monthly charge deducted from the Cash Value. See "Deduction Amount" provision on Page 6 for detail on components of this charge.

DEDUCTION DAY: the day of each month on which the Deduction Amount is deducted. Shown on the Policy Summary.

DUE PROOF OF DEATH: a copy of a certified death certificate; a copy of a certified decree of a court of a competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to Us.

FIRST DEATH: the first death of the two Insureds under this policy.

IN WRITING: in a written form satisfactory to Us and received at Our Office.

INSUREDS: the persons whose lives are insured under this policy. Shown on the Policy Summary.

INVESTMENT OPTION: an open-ended management investment company, or a portfolio thereof, to which values may be directed under the Separate Account. Shown on the Policy Summary.

ISSUE DATE: the date on which We issue the policy. Shown on the Policy Summary.

LOAN ACCOUNT: the account to which We transfer the amount of any policy loan.

MATURITY DATE: an anniversary of the Policy Date on which the policy matures (see Maturity Benefit, page 5). Shown on the Policy Summary.

MAXIMUM INVESTMENT OPTION DAILY DEDUCTION: the maximum charge that We deduct from each Investment Option to cover Our mortality and expense risk charges and administrative charges. Shown on the Policy Summary.

MINIMUM AMOUNT INSURED: a stated percentage of the Cash Value determined as of the first day of the Policy Month. Shown on the Policy Summary.

NET PREMIUM: Premium paid less the Sales Expense Charge and the Premium Tax Charge that are shown on the Policy Summary.

OUR OFFICE: The Travelers Life and Annuity Company, Policyholder Services, One Tower Square, Hartford, Connecticut 06183-5071 or any other office which We may designate for the purpose of administering this policy.

POLICY ANNIVERSARY: an anniversary of the Policy Date.

POLICY DATE: the date on which the policy becomes effective. Shown on the Policy Summary.

POLICY MONTH: twelve one-month periods during the Policy Year, each of which begins on the Policy Date or the Deduction Day.

POLICY YEAR: each successive twelve-month period; the first beginning with the Policy Date.

SECOND DEATH: the second death of the two Insureds under this policy. If We are unable to determine which death was second based on the Due Proof of Death, the younger Insured's death will be considered the second death, unless You and We agree otherwise.

SEPARATE ACCOUNT: the Separate Account that We established for this class of policies and certain other policies. The Separate Account is shown on the Policy Summary and is divided into segments that correspond to the Investment Options.

STATED AMOUNT: a dollar amount used to determine the Death Benefit of the policy. Shown on the Policy Summary.



                                     Page 4
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VALUATION DATE: a day on which policy values are determined. This is any day on which the New York Stock Exchange is open for trading and We are open for business.

VALUATION PERIOD: the period between successive valuations.

WE, US, OUR: The Travelers Life and Annuity Company.

YOU, YOUR: the owner(s) of this policy.


                             BENEFITS--BASIC POLICY

DEATH BENEFIT

Upon receipt at Our Office of Due Proof of the Second Death while the policy is in force, We will pay to the Beneficiary the Death Benefit of the policy. The Death Benefit will be the Amount Insured at the time of the Second Death, less any:

     1.   Loan Account value;

     2.   Deduction Amount due but not paid; and

     3. amount payable to an assignee under a collateral assignment of the policy.

The Death Benefit may be limited as provided under the Misstatement and Suicide provisions on Page 10. The Death Benefit depends on the Death Benefit Option that is in effect on the date of Second Death, and is affected by any increase or decrease to the Initial Stated Amount. Benefits provided by any rider attached to this policy will end according to the termination provision(s) therein.


MATURITY BENEFIT

If at least one of the Insureds is living on the Maturity Date, We will pay You the Cash Value as of the Maturity Date, less any:

     1.   Loan Account value;

     2.   Deduction Amount due but not paid; and

     3. amount payable to an assignee under a collateral assignment of the policy.

Upon maturity, insurance will end and We will have no other obligation under this policy.


DEATH BENEFIT OPTIONS AND AMOUNT INSURED

There are two Death Benefit Options. Under Option 1 (the Level Death Benefit Option), the Amount Insured is the greater of the Stated Amount or any Minimum Amount Insured on the date of Second Death. Under Option 2 (the Variable Death Benefit Option), the Amount Insured is the greater of the Stated Amount plus the Cash Value, or any Minimum Amount Insured on the date of Second Death.

You may request a change from Option 2 to Option 1 if at least one of the Insureds is living. You may request a change from Option 1 to Option 2 if both Insureds are living. We will require evidence of insurability satisfactory to Us if You request a change from Option 1 to Option 2. We will effect the change on the later of the Deduction Day on or following the day We receive the request, or the Deduction Day on or immediately following Your requested effective date. If You request a change from Option 2 to Option 1, the Stated Amount will be increased by the Cash Value. If You request a change from Option 1 to Option 2, the Stated Amount will be decreased by the Cash Value.

The remaining Amount Insured and the remaining Stated Amount in effect after any change may not be less than the respective minimum amounts shown on the Policy Summary.


REQUESTED CHANGES IN STATED AMOUNT

Increases -- You may request an increase to the Stated Amount after the first Policy Year and prior to the Policy Anniversary on which the older Insured is Age 85, provided that both Insureds are living. The request must be made In Writing. We will not allow a requested increase to the Stated Amount for less than the Minimum Increase Amount shown on the Policy Summary. The increase will be effective on the date shown on the supplemental Policy Summary that We will send You. We will require evidence of insurability satisfactory to Us if You request an increase.



                                     Page 5
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Decreases -- You may request, In Writing, decreases to the Stated Amount after the second Policy Year. The decrease will be effective on the later of the Deduction Day on or following Our receipt of Your request, or the Deduction Day on or immediately following Your requested effective date. There is a charge for requested Stated Amount decreases as shown on the Policy Summary.

The decrease will be applied as follows: first against the most recent increase to the Stated Amount; then to other increases in the Stated Amount in the reverse order in which they occurred; and last, to the Initial Stated Amount.

After any change, the Stated Amount in effect may not be less than the Minimum Stated Amount shown on the Policy Summary. We will send You a supplemental Policy Summary reflecting any change.


                                  POLICY VALUES

CASH VALUE

The Cash Value on the Policy Date is equal to the initial Net Premium. On each Valuation Date, the Cash Value is equal to the sum of the accumulated values in the Investment Options plus any Loan Account value. The accumulated value in an Investment Option equals A times B where:

     A    is the number of Accumulation Units on the Valuation Date; and

     B    is the then current Accumulation Unit Value for that Investment
          Option.

Policy values on other days are calculated in a manner consistent with this method.


DEDUCTION AMOUNT

The Deduction Amount is deducted from the Cash Value on each Deduction Day. The first Deduction Day is the Policy Date. The Deduction Day is shown on the Policy Summary.

The Deduction Amount will be charged monthly against each Investment Option in proportion to the value of each Investment Option on each Deduction Day. The Deduction Amount is equal to:

     1.   The cost of insurance; plus

     2. The Monthly Administrative Expense charge shown on the Policy Summary; plus

     3. The cost of any supplemental benefits for which a separate charge is shown on the Policy Summary; plus

     4.   Any other applicable charges shown on the Policy Summary.

The maximum guaranteed cost of insurance for any month is equal to C times the result of A minus B where:

     A is the Amount Insured for the month divided by the Death Benefit Interest Factor shown on the Policy Summary;

     B    is the Cash Value on the Deduction Day;

     C is the cost for each $1,000 of Coverage Amount shown in the Table of Maximum Monthly Guaranteed Cost of Insurance Rates on the Policy Summary, divided by $1,000.

The maximum guaranteed cost of insurance rates shown on the Policy Summary are based on each Insured's age, sex and rate class for the Initial Stated Amount and each increase in the Stated Amount. We may use rates lower than those shown. We will base any future changes in these rates only on Our future expectations as to mortality, expenses and persistency. Nothing in this policy will be affected by Our actual mortality and expenses. We will determine the current rates for the Initial Stated Amount and for each increase to the Stated Amount at the start of each Policy Year and will guarantee them for that Policy Year. Any change that We make in the current rates will be on a uniform basis for insureds of the same age, sex, duration and rate class.

When the Amount Insured is equal to the Minimum Amount Insured shown on the Policy Summary, We will use the rate class for the most recent increase that required evidence of insurability to determine the cost of insurance.

If You have selected Death Benefit Option 1 and have made increases in the Stated Amount, the Cash Value will first be considered a part of the Initial Stated Amount. If the Cash Value exceeds the Initial Stated Amount, it will then be considered a part of the additional Stated Amount resulting from increases in the order of those increases.

The Deduction Amount for the following month will be taken out of the Cash Value on the Deduction Day. If the Cash Surrender Value is not enough to pay the Deduction Amount due and no further premiums are paid, the Grace Period will go into effect (see Grace Period provision, Page 9).



                                     Page 6
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CASH SURRENDER VALUE

The Cash Surrender Value is equal to the Cash Value less any Loan Account value and applicable surrender charges. It will not be less than the minimum Cash Surrender Value required by the insurance laws of the state in which this policy is delivered. A detailed statement of the method of calculating the Cash Surrender Values has been filed with the insurance department of the state in which this policy is delivered.


CASH SURRENDER

If at least one Insured is living and this policy is in force, You may request a full or partial surrender In Writing. You may do so without the consent of any Beneficiary, unless irrevocably named. We will calculate Your Cash Surrender Value as of the day We receive Your request In Writing and will pay this amount within seven days after such request. A surrender charge may apply as shown on the Policy Summary.

If you request a full surrender, the policy will end on the effective date of the surrender, which is the date that We receive Your request In Writing.

We will not make a partial surrender to You for less than the Minimum Partial Surrender Amount shown on the Policy Summary. The amount of any partial cash surrender may not exceed the Cash Surrender Value. If You request a partial surrender, then the Death Benefit, Amount Insured, and Cash Value will be reduced by the amount surrendered, including any applicable partial surrender charge (as shown on the Policy Summary). Additionally, under Death Benefit Option 1, the Stated Amount will be reduced by the amount of the surrender, including any applicable surrender charge. The deduction from the Cash Value will be made on a pro-rata basis against the Cash Value of each Investment Option, unless You request otherwise In Writing. After the reduction, the Amount Insured and Stated Amount must be no less than the respective minimum amounts shown on the Policy Summary.


POLICY LOANS

We will make a loan to You with the policy as security if You assign this policy to Us while it is in force. We will not make a loan to You or increase an outstanding loan for less than the Minimum Loan Amount shown on the Policy Summary. We will pay the loan amount within seven days after We receive Your loan request In Writing.

Loan amounts will be transferred from the Investment Options to the Loan Account in proportion to the Cash Value in each Investment Option as of the date that the loan is made, unless You request otherwise. A Loan Account will be maintained while a loan is outstanding and credited at the Annual Loan Interest Rate Credited shown on the Policy Summary. The value of the Loan Account is the amount of any outstanding loan plus any interest We charge to the Loan Account, less any interest We may transfer to the Investment Options.

The total Loan Account value may not exceed the Maximum Loan Amount shown on the Policy Summary. Interest on the loan will be payable in advance, at the beginning of each Policy Year, at the Annual Loan Interest Rate Charged shown on the Policy Summary. Interest not paid when due will be added to the Loan Account Value and will bear interest at the same rate.

While either of the Insureds is living and the policy is in effect, all or part of any loan may be repaid. Payment received while there is an outstanding loan on the policy will be applied as follows: first, towards repayment of any loan interest due; next, towards repayment of the loan principal; and last, as a premium payment to the policy. The amount of the repayment will be transferred from the Loan Account and will be allocated among the Investment Options in proportion to the outstanding loan amount associated with each Investment Option. You may not repay a loan that exists at the end of the Grace Period (see provision on Page 9) unless You reinstate this policy.

The Grace Period provision will go into effect if the Loan Account Value exceeds the Cash Value less applicable surrender charges.


                        PREMIUM AND VALUATION PROVISIONS

PREMIUM

Insurance under this policy will take effect when We have received Your payment of at least one Deduction Amount. All premiums are payable at Our Office or to one of Our authorized representatives.

The amount and frequency of the Planned Premium are shown on the Policy Summary. You may request a change in the amount and frequency of the Planned Premium, provided that such change would not disqualify the policy as life insurance under federal tax law.

Premium payments are flexible. At any time before the Maturity Date, additional premium payments may be made, provided that the premium payment plus the total of all premiums already paid does not exceed the limits prescribed by federal income tax laws or regulations to qualify the policy as life insurance. Additionally, We reserve the right to require evidence of insurability before We accept any additional premium payment that would increase the Coverage Amount.



                                     Page 7
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PAYMENT MODE

Premiums may be paid annually, semi-annually or by other arrangement with Our consent. The payment mode may be changed with Our approval.


PREMIUM ALLOCATION

During the Right to Cancel period, any Net Premium that has been paid will be allocated to the Money Market Investment Option specified on the Policy Summary. At the end of the Right to Cancel period, We will apply the resulting value to provide Accumulation Units to be credited to each of the selected Investment Options in the proportion stated in Your application, or as You have instructed Us most recently.

Any Net Premium received after the initial premium will be applied as of the Valuation Date following its receipt at Our Office. We will apply such premium to provide Accumulation Units to be credited to the Investment Options in the proportion stated in Your application, or as You have instructed Us most recently.


INVESTMENT OPTION VALUATION

ACCUMULATION UNITS

The number of Accumulation Units to be credited to each Investment Option once a premium payment has been received by Us will be determined by dividing the Net Premium applied to that Investment Option by the current Accumulation Unit Value of that Investment Option.


ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Investment Option was initially set at $1.00. We will determine the Accumulation Unit value for each Investment Option on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the corresponding net investment factor (see Net Investment Factor provision below) for that Investment Option for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.


NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of an Investment Option from one Valuation Period to the next. The net investment factor for an Investment Option for any Valuation Period is determined by dividing A by B and subtracting C where:

     A is

     1. the net asset value per share of the Investment Option as of the Valuation Date; plus

     2. the per-share amount of any dividend or capital gain distributions by the Investment Option if the ex-dividend date occurs in the Valuation Period just ended; plus or minus

     3. a per-share charge or credit, as We may determine on the Valuation Date for tax reserves; and

     B is

     1. the net asset value per share of the Investment Option as of the last prior Valuation Date; plus or minus

     2. the per-share or per-unit charge or credit for tax reserves as of the end of the last prior Valuation Date; and

     C    is the applicable Investment Option deduction for the Valuation
          Period.

Assets in each Investment Option will be valued at fair market value in accordance with accepted accounting practices and applicable laws and regulations.


TRANSFERS BETWEEN INVESTMENT OPTIONS

As long as this policy is in effect, You may request that We transfer all or a part of the Cash Value (minus Loan Account value) from an Investment Option to any other Investment Option available under this policy at the time of request. Such transfers must be in accordance with Our rules. We reserve the right to limit the number of free transfers between Investment Options as described on the Policy Summary. We reserve the right to charge the fee shown on the Policy Summary for transfers beyond that number.

Transfers between Investment Options will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Investment Option. The number of Accumulation Units will be determined by dividing the amount transferred by the Accumulation Unit Value of the Investment Options involved as of the next Valuation Date after We receive Your request for transfer at Our Office.



                                     Page 8
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            CONTINUATION OF INSURANCE, GRACE PERIOD AND REINSTATEMENT


CONTINUATION OF INSURANCE

Subject to the "Grace Period" provision below, if sufficient premium payments are not made, this policy will continue until the day on which the Cash Surrender Value is not enough to pay the Deduction Amount due, or until the Maturity Date, if earlier.

The Continuation of Insurance benefit will not be less than the minimum benefit required by the insurance laws of the state in which this policy is delivered.


GRACE PERIOD

Thirty days after the Cash Surrender Value is insufficient to pay the Deduction Amount due, We will send You a notice of required premium to Your last known address. If the required premium is not paid within 31 days after the notice is sent, the policy will lapse. The policy will have no Cash Value. The policy will continue through the Grace Period, but if the required payment has not been received at Our Office, the policy will terminate at the end of the Grace Period.


REINSTATEMENT

This policy may be reinstated at any time within three years from the date to which the Deduction Amount was paid, if:

     1.   the policy was not surrendered for cash; and

     2.   evidence of insurability acceptable to Us is furnished; and

     3.   all Deduction Amounts past due are paid; and

     4. premium at least equal to the following three Deduction Amounts is paid; and

     5.   all Loan Account value is repaid or restored.

Upon reinstatement, the Cash Value of the policy will be the amount provided by the premium paid, plus any Cash Value as of the date of lapse.


                                 EXCHANGE OPTION

During the first two Policy Years that this policy is in effect, You may exchange this policy for a form of non-variable survivorship life insurance which We, or one of Our affiliates, then regularly issue for the amount exchanged. No evidence of insurability will be required. We will issue the policy as provided below:

     1. the amount of insurance under the new policy cannot exceed Your choice of either:

          a.   the Coverage Amount of this policy at the time of the exchange;
               or

          b.   the Death Benefit of this policy at the time of the exchange; and

     2. the Issue Date of the new policy will be the same as the Issue Date of this policy; and

     3. the Insureds under the new policy will be the same as the Insureds under this policy; and

     4. the premium for the new policy will be based on each Insured's age under this policy; and

     5. the new policy will be based on the same rate classes as those on which this policy was issued; or if the same rate class is not available under the new policy, then the new policy will be based on the class for which each Insured would qualify based on his/her insurability as of this policy's Issue Date.

Any Loan Account value must be repaid prior to the issuance of the new policy. Rider benefits included with this policy will be included with the new policy only if such rider benefits are available with the new policy, and will be subject to Our rules then in effect.

An exchange made pursuant to this provision is subject to an equitable adjustment in payments and Cash Values to reflect variance, if any, in the payments and Cash Values under this policy and the new policy.



                                     Page 9
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                                OWNERSHIP RIGHTS


OWNERSHIP

The original owner(s) is (are) shown on the application(s). While either Insured is living, You may, without the consent of any Beneficiary unless irrevocably named, exercise all rights and options that this policy provides and that We permit.

Ownership is transferable by assignment. No assignment is binding on Us until We receive a copy of the assignment In Writing. We will not determine if an assignment is valid. Proof of interest must be filed with any claim under a collateral assignment.


BENEFICIARY

The original Beneficiary is stated in the application. Unless the Beneficiary is irrevocably named, You may name a new Beneficiary while either Insured is living and while this policy is in force by notifying Us In Writing. Any change will be effective from the date You signed the notice of change, even if the Second Death has occurred prior to our receipt of the notice. We will have no further responsibility for any payment that We made before the notice was received at Our Office.

If no Beneficiary survives the Insureds, You will be the Beneficiary. If You are the second of the Insureds to die, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.


                               GENERAL PROVISIONS


ENTIRE CONTRACT

The entire contract consists of this policy and the application(s), a copy of which is (are) attached. The policy is issued in consideration of the application and the payment of premium. We will not use any statement to void this policy or to deny a claim under it, unless that statement is contained in an attached written application. All statements in the application will be considered as being made to the best knowledge and belief of the applicant and not as promises of truth.


CHANGES

This policy may only be altered by a written agreement signed by one of Our officers.


NO  DIVIDENDS

This policy is non-participating. It does not share in Our surplus earnings, so You will receive no dividends under it.


MISSTATEMENT

If the age and/or sex of either Insured was incorrectly stated in the application, all benefits will be adjusted to the amount which the premiums paid would have purchased at the correct age and/or sex, based on the most recent cost of insurance charge.

Proof of age may be filed at any time at Our Office.


SUICIDE

If within two years from the Issue Date, the First Death and/or the Second Death occurs and is due to suicide while sane or insane, the Death Benefit will be limited to the premiums paid less the Loan Account value, any Deduction Amount due, and the amount of any partial surrenders.

If You have applied for an increase to the Stated Amount, the Suicide exclusion period will be begin on the effective date of the increase with respect to payment of the increase.

If this policy is reinstated, the Suicide exclusion period will begin on the reinstatement date.


CONTEST

No misstatements made in any application for this policy will be used to contest payment of any Death Benefit after the policy has been in force during the lifetime of at least one of the Insureds for two years from the Issue Date.

If You have applied for an increase to the Stated Amount, the Contest period will begin on the effective date of the increase with respect to payment of the increase.

If this policy is reinstated, the Contest period will begin on the reinstatement date.

                                    Page 10
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NOTICE OF FIRST DEATH

We must be provided with Due Proof of First Death as soon as reasonably possible after the First Death occurs.


SEPARATE ACCOUNT

We have exclusive and absolute ownership and control of the assets of the Separate Account and the associated Investment Options. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that those assets exceed the reserves and other policy liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The assets of the Separate Account will be valued on each Valuation Date. Our determination of the value of an Accumulation Unit by the method described in this policy will be conclusive. To the extent required by law, the investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of Connecticut. If required, this approval process is on file with the Commissioner of the state where this policy is issued for delivery.


SUBSTITUTION OF SEPARATE ACCOUNT OR INVESTMENT OPTION

If the use of a Separate Account or Investment Option is no longer possible, or in Our judgment becomes inappropriate for the purposes of this policy, We may substitute another Separate Account or Investment Option without Your consent. Substitution may be made with respect to both existing premium payments and investment of future premium payments. However, no such substitution will be made without notice to You and without prior approval of the Securities and Exchange Commission and the approval of the Insurance Commissioner of the state where this policy is issued for delivery, to the extent required by law. We may also add other Investment Options under the policy.


EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values (including the payments of cash surrenders and policy loans) for any Valuation Period (1) when the New York Stock Exchange is closed (except for holidays or weekends); (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or (4) when the Securities and Exchange Commission has ordered that the right of surrender be suspended for Your protection; or (5) during any other period when the Securities and Exchange Commission, by order, so permits for Your protection. Any provision of this policy that specifies a Valuation Date or provides for surrenders or loans will be superseded by this Emergency Procedure.


VOTING RIGHTS

You will be entitled to certain voting rights with respect to the Investment Options to which You have allocated premiums.

If current law requires, You will be entitled to instruct Us how to vote at meetings of the shareholders of the Investment Options. We will determine the number of votes to which You will be entitled to instruct Us. If there is a change in the law which permits Us to vote the shares of the Investment Options without direction from You, We reserve the right to do so.


MATURITY OF AN INVESTMENT OPTION

If any Cash Value is attributable to an Investment Option having a specified maturity date, the Cash Value in that Investment Option as of such maturity date will be allocated to the Money Market Investment Option specified on the Policy Summary, unless You request otherwise. We will send written notice to Your last known address at least thirty days in advance of the maturity date of that Investment Option. To select an allocation to an Investment Option other than the Money Market Investment Option, We must receive Your notification In Writing at least seven days before the maturity date of the Investment Option.


ANNUAL STATEMENT

As often as required by law, but at least once in each Policy Year, We will send You a statement showing:

     1.   the Cash Value, Stated Amount and Amount Insured; and

     2. the premiums paid, deductions, surrenders and loans made during the preceding Policy Year; and

     3.   total Loan Account value.


ILLUSTRATIVE REPORTS

You may request an up-to-date illustrative report of values based on past results and current assumptions.

We will provide the illustrative report within a reasonable time and for a reasonable service fee not to exceed $15, unless prohibited by state law.

                                    Page 11
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                                 POLICY SUMMARY

INSURED 1:        JOHN DOE           STATED AMOUNT:          $ 100,000
AGE:              35                 POLICY DATE:            MAY 01, 1999
INSURED 2:        JANE DOE           ISSUE DATE:             MAY 01, 1999
AGE:              35                 MATURITY DATE:          MAY 01, 2064
POLICY NUMBER:    1234567            MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

--------------------------------------------------------------------------------
                               BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

INITIAL STATED AMOUNT:         $ 100,000

INITIAL PREMIUM:               $ 469

PLANNED PREMIUM:               $ 469

PLANNED PREMIUMS PAYABLE:      ANNUALLY

INSURANCE OPTION:              1 (LEVEL)

MINIMUM STATED AMOUNT:         $ 100,000

MINIMUM AMOUNT INSURED:        THE GREATER OF 250% OF THE CASH VALUE UNTIL AGE
                               40 OF THE YOUNGER INSURED, WITH THE PERCENTAGE
                               REDUCING TO 100% AT AGE 95, OR THE AMOUNTS
                               REQUIRED BY FEDERAL INCOME TAX LAWS OR
                               REGULATIONS TO QUALIFY AS LIFE INSURANCE.

MINIMUM INCREASE AMOUNT:       $ 100,000

MINIMUM LOAN AMOUNT:           $500

MAXIMUM LOAN AMOUNT:           100% OF (CASH VALUE MINUS SURRENDER PENALTIES)
                               AS OF THE DATE WE RECEIVE YOUR LOAN REQUEST.

ANNUAL LOAN INTEREST RATE
 CHARGED:                      POLICY YEARS 1-15:  7.4 % IN ADVANCE
                               POLICY YEARS 16 AND THEREAFTER:  3.85% IN ADVANCE

ANNUAL LOAN INTEREST RATE
 CREDITED:                     4% IN ARREARS

FULL SURRENDER CHARGE:         APPLIES FOR THE FIRST 15 POLICY YEARS PER
                               THOUSAND OF INITIAL STATED AMOUNT, AND FOR THE
                               FIRST 15 POLICY YEARS FOLLOWING ANY APPLIED FOR
                               INCREASE PER THOUSAND OF INCREASE AMOUNT, AS
                               FOLLOWS:

                               POLICY YEAR  CHARGE PER $1,000   POLICY YEAR  CHARGE PER $1,000
                               -----------  -----------------   -----------  -----------------
                                    1            $11.01              9             $ 5.14
                                    2            $10.27             10             $ 4.40
                                    3            $ 9.54             11             $ 3.67
                                    4            $ 8.81             12             $ 2.94
                                    5            $ 8.07             13             $ 2.20
                                    6            $ 7.34             14             $ 1.47
                                    7            $ 6.60             15             $  .73
                                    8            $ 5.87

MINIMUM PARTIAL SURRENDER AMOUNT:   $ 500






                                    PAGE 3(A)

                                 POLICY SUMMARY

INSURED 1:        JOHN DOE           STATED AMOUNT:          $ 100,000
AGE:              35                 POLICY DATE:            MAY 01, 1999
INSURED 2:        JANE DOE           ISSUE DATE:             MAY 01, 1999
AGE:              35                 MATURITY DATE:          MAY 01, 2064
POLICY NUMBER:    1234567            MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

--------------------------------------------------------------------------------
                               BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

PARTIAL SURRENDER CHARGE:      IN PROPORTION TO THE CHARGE THAT WOULD APPLY TO A
                               FULL SURRENDER. THE PROPORTION WILL BE COMPUTED
                               AS THE SURRENDER AMOUNT DIVIDED BY (CASH VALUE
                               MINUS LOAN ACCOUNT VALUE). WHEN THE PARTIAL
                               SURRENDER IS MADE, FUTURE SURRENDER CHARGES WILL
                               BE REDUCED BY THE SAME PROPORTION.

CHARGE FOR REQUESTED STATED
AMOUNT DECREASE:               IN PROPORTION TO THE CHARGE THAT WOULD APPLY TO A
                               FULL SURRENDER. THE PROPORTION WILL BE COMPUTED
                               AS THE AMOUNT OF THE REQUESTED STATED AMOUNT
                               DECREASE DIVIDED BY THE TOTAL STATED AMOUNT THAT
                               WAS IN EFFECT IMMEDIATELY PRIOR TO THE REQUESTED
                               DECREASE. WHEN THE REQUESTED STATED AMOUNT
                               DECREASE IS MADE, FUTURE SURRENDER CHARGES WILL
                               BE REDUCED BY THE SAME PROPORTION.

SALES EXPENSE CHARGE:          STATED AMOUNT          % OF EACH PREMIUM PAID
                               -------------          ----------------------
                               $100,000 - $499,999              2.5
                               $500,000 - $999,999              2.0
                               $1,000,000 OR MORE                0

PREMIUM TAX CHARGE:            STATED AMOUNT          % OF EACH PREMIUM PAID
                               -------------          ----------------------
                               $100,000 - $4,999,999            2.5
                               $5,000,000 OR MORE                0

MONTHLY ADMINISTRATIVE
 EXPENSE CHARGE:               $ 0.10 PER THOUSAND OF INITIAL STATED AMOUNT FOR
                               THE FIRST THREE YEARS FROM ISSUE DATE, AND FOR
                               THE FIRST THREE YEARS FROM DATE OF EACH REQUESTED
                               STATED AMOUNT INCREASE, PLUS $10 PER MONTH UNTIL
                               MATURITY DATE.

INTEREST FACTOR:               1.00327374

RATE CLASS:                    1-BASIC-MALE PREFERRED NONSMOKER
                               2-BASIC-FEMALE PREFERRED NONSMOKER






                                    PAGE 3(B)

                                 POLICY SUMMARY

INSURED 1:        JOHN DOE           STATED AMOUNT:          $ 100,000
AGE:              35                 POLICY DATE:            MAY 01, 1999
INSURED 2:        JANE DOE           ISSUE DATE:             MAY 01, 1999
AGE:              35                 MATURITY DATE:          MAY 01, 2064
POLICY NUMBER:    1234567            MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

--------------------------------------------------------------------------------
                               BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

SEPARATE ACCOUNT:
THE TRAVELERS FUND ULII FOR VARIABLE LIFE INSURANCE

                               INVESTMENT OPTIONS:
                               -------------------

{CAPITAL APPRECIATION FUND               GREENWICH STREET SERIES FUND:
 DREYFUS STOCK INDEX FUND                 EQUITY INDEX FUND
 MANAGED ASSETS TRUST                     TOTAL RETURN PORTFOLIO
 MONEY MARKET PORTFOLIO
                                         TRAVELERS SERIES FUND, INC.:
BT INSURANCE FUNDS TRUST:                 AIM CAPITAL APPRECIATION PORTFOLIO
 EAFE EQUITY INDEX FUND                   ALLIANCE GROWTH PORTFOLIO
 SMALL CAP INDEX FUND                     MFS TOTAL RETURN PORTFOLIO
                                          PUTNAM DIVERSIFIED INCOME PORTFOLIO
FIDELITY'S VARIABLE INSURANCE             SMITH BARNEY HIGH INCOME PORTFOLIO
 PRODUCTS FUND:                           SMITH BARNEY LARGE CAP VALUE PORTFOLIO
  VIP EQUITY INCOME PORTFOLIO
  VIP GROWTH PORTFOLIO                   TRAVELERS SERIES TRUST:
  VIP HIGH INCOME PORTFOLIO               U.S. GOVERNMENT SECURITIES PORTFOLIO
                                          UTILITIES PORTFOLIO
FIDELITY'S VARIABLE INSURANCE             ZERO COUPON BOND FUND 2000
 PRODUCTS FUND II:                        ZERO COUPON BOND FUND 2005}
  VIP II ASSET MANAGER PORTFOLIO

THE MAXIMUM INVESTMENT OPTION DAILY DEDUCTION FOR ALL INVESTMENT OPTIONS (IN BASIS POINTS) IS .2466 FOR POLICY YEARS 1-15, AND .0959 FOR POLICY YEARS 16 AND AFTER.

INFORMATION ABOUT THE SEPARATE ACCOUNT IS PROVIDED IN THE PROSPECTUS FOR THE SEPARATE ACCOUNT. YOU SHOULD CAREFULLY REVIEW THE PROSPECTUS.

WE RESERVE THE RIGHT TO LIMIT FREE TRANSFERS AMONG THE INVESTMENT OPTIONS TO FOUR TIMES IN ANY POLICY YEAR AND TO CHARGE A $10 FEE FOR EACH ADDITIONAL TRANSFER THAT WE ALLOW.

WE WILL ALLOCATE ANY INITIAL PREMIUM TO THE MONEY MARKET PORTFOLIO INVESTMENT OPTION DURING THE RIGHT TO CANCEL PERIOD.

PREMIUM FOR THE BASIC POLICY MAY BE PAID UNTIL THE EARLIER OF THE MATURITY DATE OR THE SECOND DEATH. CHARGES FOR RIDERS ARE PAYABLE TO THE EARLIER OF THE APPLICABLE EXPIRY DATE OR THE PRIOR SECOND DEATH. NO INSURANCE WILL BE IN EFFECT UNLESS AT LEAST ONE DEDUCTION AMOUNT HAS BEEN PAID.

INSURANCE UNDER THIS POLICY MAY END BEFORE THE MATURITY DATE IF PREMIUM PAYMENT AND/OR INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE INSURANCE TO SUCH DATE.






                                    Page 3(C)

                                 POLICY SUMMARY

INSURED 1:         JOHN DOE          STATED AMOUNT:          $ 100,000
AGE:               35                POLICY DATE:            MAY 01, 1999
INSURED 2:         JANE DOE          ISSUE DATE:             MAY 01, 1999
AGE:               35                MATURITY DATE:          MAY 01, 2064
POLICY NUMBER:     1234567           MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

--------------------------------------------------------------------------------
         TABLE OF MAXIMUM MONTHLY GUARANTEED COST OF INSURANCE RATES
                  (MONTHLY RATE FOR EACH $1,000 OF COVERAGE AMOUNT)
--------------------------------------------------------------------------------

    POLICY     MAXIMUM       POLICY     MAXIMUM       POLICY      MAXIMUM
     YEAR       RATE          YEAR       RATE          YEAR         RATE
    ----       -------       ------     -------       ------     ---------
     1         0.00022         23       0.11205         45        4.36457
     2         0.00070         24       0.13173         46        5.05272
     3         0.00129         25       0.15495         47        5.85254
     4         0.00199         26       0.18258         48        6.78539
     5         0.00283         27       0.21591         49        7.85685
     6         0.00387         28       0.25695         50        9.06133
     7         0.00512         29       0.30744         51       10.38745
     8         0.00658         30       0.36792         52       11.82623
     9         0.00830         31       0.43908         53       13.36977
    10         0.01030         32       0.52120         54       15.01614
    11         0.01269         33       0.61475         55       16.77986
    12         0.01547         34       0.72151         56       18.67965
    13         0.01875         35       0.84602         57       20.76217
    14         0.02256         36       0.99860         58       23.11420
    15         0.02707         37       1.17922         59       25.93852
    16         0.03243         38       1.39518         60       29.71110
    17         0.03884         39       1.66302         61       35.46133
    18         0.04661         40       1.98100         62       45.57782
    19         0.05595         41       2.35004         63       66.33220
    20         0.06693         42       2.76957         64       83.33000
    21         0.07993         43       3.24013         65       83.33000
    22         0.09497         44       3.76708

--------------------------------------------------------------------------------

RATE CLASS:    1-BASIC-MALE PREFERRED NONSMOKER
               2-BASIC-FEMALE PREFERRED NONSMOKER

THE RATES USED FOR THE COST OF INSURANCE DEDUCTION ARE GUARANTEED NOT TO EXCEED THE MAXIMUM RATES SHOWN ABOVE. THE RATES ARE BASED ON THE 1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE ADJUSTED FOR SMOKER STATUS. THE COST OF INSURANCE IS DEDUCTED ON THE MONTHLY DEDUCTION DAY.






                                  PAGE 3 (COI)